UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 18, 2021
(May 18, 2021)

Name of Registrant, State of Incorporation, Address Of Principal Executive Offices, Telephone Number, Commission File No., IRS Employer Identification No.

PNM Resources, Inc.
(A New Mexico Corporation)
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
Telephone Number - (505) 241-2700
Commission File No. - 001-32462
IRS Employer Identification No. - 85-0468296

____________________________________________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 40.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of exchange on which registered
PNM Resources, Inc.	Common Stock, no par value	PNM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

$1.0 Billion Delayed Draw Term Loan

On May 18, 2021, PNM Resources, Inc. (“PNMR”), entered into a $1.0 billion delayed-draw term loan agreement (the “$1.0 Billion Term Loan”), among PNMR, the lenders party thereto (the “Lenders”) and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent. The $1.0 Billion Term Loan is effective as of May 18, 2021 and has a maturity date of May 18, 2023. PNMR used proceeds to prepay without penalty $92.1 million of borrowings under PNMR’s $300.0 million revolving credit agreement, dated as of July 30, 2018, as amended, among PNMR, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent. This credit agreement remains available for use. PNMR also used proceeds to repay indebtedness identified below. PNMR expects to use the remaining proceeds of the $1.0 Billion Term Loan for general corporate purposes, including capital contributions to PNMR’s wholly-owned subsidiaries.

PNMR must pay interest on its borrowing under the $1.0 Billion Term Loan from time to time following funding and must repay all amounts on or before the maturity date.

The $1.0 Billion Term Loan includes customary covenants, including a covenant that requires the maintenance of a consolidated debt-to-consolidated capitalization ratio of less than or equal to 0.70 to 1.00. The $1.0 Billion Term Loan also includes customary events of default, a cross default provision, and a change of control provision. If an event of default occurs, Wells Fargo may declare the obligations outstanding under the $1.0 Billion Term Loan to be due and payable. Such acceleration will occur automatically in the event of an insolvency or bankruptcy default.

As previously disclosed, on October 20, 2020, PNMR, Avangrid, Inc. (“Avangrid”), and NM Green Holdings, Inc., a wholly-owned subsidiary of Avangrid (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into PNMR (the “Merger”), with PNMR surviving the Merger as a direct wholly-owned subsidiary of Avangrid. The $1.0 Billion Term Loan provides that substantially concurrently with the consummation of the transactions set forth in the Merger Agreement, PNMR will assign to Avangrid all of its rights, duties, obligations and liabilities under the $1.0 Billion Term Loan and Avangrid will assume from PNMR, as its direct and primary obligation, the payment and performance of all of the duties, liabilities and obligations of PNMR under the $1.0 Billion Term Loan pursuant to an amendment and restatement of the $1.0 Billion Term Loan in the form of an amended and restated credit agreement attached to the $1.0 Billion Term Loan.

The above description of the $1.0 Billion Term Loan is not complete and is qualified in its entirety by reference to the entire $1.0 Billion Term Loan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Wells Fargo and the Lenders perform normal banking (including as lenders under other facilities) and investment banking and advisory services from time to time for PNMR and its affiliates, for which each receives customary fees and expenses.

Repayment of PNMR 2018 Term Loan

On May 18, 2021, the $150.0 million term loan agreement, dated as of December 14, 2018, by and among PNMR, the lenders party thereto and MUFG Bank Ltd. (“MUFG”), as administrative agent, was repaid and terminated in accordance with its terms.

Repayment of PNMR December 2020 Delayed-Draw Term Loan

On May 18, 2021, the $300.0 million delayed-draw term loan agreement, dated as of December 22, 2020, by and among PNMR, the lenders party thereto and MUFG, as administrative agent, was repaid and terminated in accordance with its terms.

Repayment of PNMR December 2020 Term Loan

On May 18, 2021, the $150.0 million term loan agreement, dated as of December 21, 2020, by and among PNMR, the lenders party thereto and U.S. Bank National Association, as administrative agent, was repaid and terminated in accordance with its terms.

Repayment of PNMR-D February 2018 364-Day Credit Agreement

On May 18, 2021, the $40.0 million 364-day credit agreement, dated as of February 26, 2018, by and among PNMR Development and Management Corporation, a wholly owned subsidiary of PNMR (“PNMR-D”), and Wells Fargo, as lender, was repaid and terminated in accordance with its terms.

Repayment of PNMR-D November 2018 Term Loan

On May 18, 2021, the $65.0 million term loan agreement, dated as of November 26, 2018, by and among PNMR-D and KeyBank National Association, as administrative agent and lender, was repaid and terminated in accordance with its terms.

Item 1.02. Termination of a Material Definitive Agreement.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

10.1    Term Loan Agreement, dated as of May 18, 2021, among PNM Resources, Inc., the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.

104    Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
(Registrant)

Date: May 18, 2021	/s/ Henry E. Monroy
Henry E. Monroy
Vice President and Corporate Controller
(Officer duly authorized to sign this report)